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                                                                   Exhibit 8.2

                              [R & G Letterhead]




                               __________, 1998


InterQual, Inc.
293 Boston Post Road West
Marlborough, MA 01752

Ladies and Gentlemen:

     We have acted as counsel to InterQual, Inc. ("InterQual"), a Delaware corporation, in connection with the planned transaction (the "Merger") contemplated by the Amended and Restated Agreement and Plan of Reorganization, dated June 4, 1998, by and among Access Health, Inc., a Delaware corporation ("Access Health"), Access Acquisition Corp. 98A, a Delaware corporation and a wholly-owned subsidiary of Access Health, Inc. ("Merger Sub"), and InterQual, Inc. (the "Reorganization Agreement"). In connection with the Merger, Merger Sub will merge with and into InterQual in a transaction in which (i) all outstanding InterQual stock will be converted into the right to receive Access Health common stock and (ii) each share of Merger Sub common stock will be converted into one share of InterQual common stock. All capitalized terms used but not defined herein have the meanings ascribed to them in the Reorganization Agreement.

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Reorganization Agreement, (ii) the Registration Statement on Form S-4 of Access Health filed with the Securities and Exchange Commission on __________, (iii) the tax representation letters dated __________ delivered by Access Health, InterQual and Merger Sub to us in connection with this opinion and attached as exhibits hereto, and (iv) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the Effective Time unless we are otherwise notified in writing; that no actions inconsistent with such statements have occurred or will occur; and that all such statements made "to the best of the knowledge of" any persons or parties, or similarly qualified, are true, correct and complete as if made without such qualification.

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InterQual, Inc.                        -2-                     __________, 1998



     We also have assumed that (i) the Merger will be consummated in accordance with the Reorganization Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) all representations and warranties contained in the Reorganization Agreement are true, correct, and complete in all respects;
(iii) the Merger will be effective as a merger under the applicable laws of Delaware; and (iv) each of Access Health, InterQual and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code (the "Code") and the Treasury regulations promulgated thereunder.

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions and any change in applicable law after the date hereof could adversely affect our opinion. No ruling has been sought from the Internal Revenue Service by Access Health, InterQual or Merger Sub as to the federal income tax consequences of any aspect of the Merger, and the Internal Revenue Service is not bound by our opinion herein.

     Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of any of the transactions under any foreign, state, or local tax law or the tax consequences of any other transactions contemplated or entered into by Access Health, InterQual or Merger Sub in connection with the transactions described above. Our opinion is based on current federal income tax law and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

     This opinion has been delivered to you as contemplated by the Reorganization Agreement and is intended solely for your benefit. It may not be used for any other purpose without our express written permission.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Registration Statement titled "Certain Federal Income Tax Considerations."

                                       Very truly yours,


                                       Ropes & Gray